Exhibit 99.23 (P)(10)

                               MACKAY SHIELDS LLC
                                 CODE OF ETHICS

This Code of Ethics (the "Code") has been issued by MacKay Shields LLC ("MacKay" or the "Company") in order to set forth applicable guidelines and procedures that promote ethical practices and conduct by all of its employees.1 All recipients of the Code are to read it carefully, retain it for future reference and abide by its requirements. Also, please refer to the MacKay policy entitled, "Personal Investment Policy," which has been incorporated into the Code and is an integral part of its requirements (Exhibit F). The Personal Investment Policy will provide each employee with specific guidance concerning personal security investments and the responsibilities associated with that activity.

MacKay requires that all employees observe the applicable standards' of duty and care. An employee may not evade the provisions of the Code by having another person, including a friend relative or other, act or fail to act in a manner in which the employee is prohibited.

I.       General Policy

         It shall be a violation of this Code and its procedures, for any employee of the firm, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any client including a registered investment company or other entity (collectively a "Client"):

        1. to employ any device, scheme or artifice to defraud any Client for which the firm serves as an investment adviser or sub-adviser;

        2. to make to the Client any untrue statement of a material fact necessary or to omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made not misleading;

        3. to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

        4. to engage in any manipulative practice with respect to the Client.

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1 In addition to every MacKay employee adhering to the requirements of the Code, certain MacKay employees (i.e., members of the Financial Analysts Federation, the Institute of Chartered Financial Analysts and holders of and candidates for the Chartered Financial Analyst designation) must also comply with the Code of Ethics and Standards of Professional Conduct established by the Association for Investment Management and Research ("AIMR").

II.      Guidelines and Procedures


         Guidelines

         As a fundamental requirement, MacKay demands the highest standards of ethical conduct on the part of all its employees. All employees must abide by this basic standard and never take inappropriate advantage of their position with the Company.

         Each employee is under a duty to exercise his or her authority and responsibility for the primary benefit of MacKay and may not have outside interests conflicting with the interests of the Company. Each person must avoid any circumstance that might adversely affect or appear to affect MacKay, its clients or his or her duty of complete loyalty to MacKay in the discharge of his or her responsibilities. This duty includes the protection of client and company confidential information and MacKay's reputation for trustworthy financial service.

         As part of this ongoing responsibility, each employee has the duty to disclose to MacKay any interest that he or she may have in any firm, corporation or business unit that is not affiliated or participating in any joint venture or partnership with MacKay or its affiliates.2 Disclosure should be timely so that MacKay may take action concerning any possible conflict as it deems appropriate. It is recognized, however, that MacKay has or may have business relationships with many organizations and that a relatively small interest in publicly traded securities of an organization does not necessarily give rise to a conflict of interest. Therefore, the following procedures and the Annual Questionnaire have been adopted and approved by MacKay.

         Procedures

a) It is considered generally incompatible with an employee's duties to MacKay to assume the position of director of an outside corporation or entity. A report should be made by an employee to MacKay of any invitation to serve as a director of any entity that is not an affiliate and the employee must receive the approval of the General Counsel or Chief Compliance Officer ("CCO") prior to accepting any such directorship. In the event that approval is given, the company in question shall immediately be placed on MacKay's "Restricted List".

b) Except as approved by the General Counsel or CCO, it is considered generally incompatible with the duties of an employee of MacKay to act as an officer, general partner, consultant, agent, representative, trustee or employee of any other business, other than an affiliate.

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2 Affiliates shall mean any corporation controlling, controlled by or under common control with, MacKay.

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c)      Except as approved by the General Counsel or CCO, employees may not have a monetary interest, as principal, co-principal, agent or beneficiary, directly or indirectly, or through any substantial interest in any other corporation or business unit, in any transaction involving MacKay, subject to the same exceptions as are specifically permitted under law.

d) Once a year, a "Questionnaire On Conflicts Of Interest", substantially in the form of Exhibit A, shall be distributed to each employee for completion and filing with the General Counsel or CCO. Each employee shall supplement the annual questionnaire as necessary to reflect any material change between annual filings.

e) Every employee of MacKay must avoid any activity that might give rise to a question as to whether the firm's objectivity as a fiduciary has been compromised. One possible area of fiduciary concern relates to the acceptance or offer of gifts and/or entertainment from third parties with which MacKay does business. As a general rule, no employee may give or receive any gift that could influence decision making or somehow make a person feel beholden - in any way- to another person or company that seeks to do or is currently doing business with the firm. In addition, depending upon an employee's responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment employees may give or receive. In furtherance of the firm's business standards and principles and in an effort to ensure compliance with the legal mandates that govern MacKay's businesses activities in this area, the firm has adopted a Gifts and Entertainment Policy ("MacKay G&E Policy"). A summary of the general prohibitions and requirements governing the receipt of gifts and entertainment are as follows:

1.      All MacKay Employees

        a) All gifts (except promotional materials valued at under $50.00) and entertainment (except certain activities valued at under $100.00) given to or received from a third party that does business with MacKay, its affiliates or its clients, must be approved by the employee's Division Head and recorded on the firm's master gift log maintained by the Compliance Division;3

        b) Without the prior written approval of his/her Division Head, no employee may give or accept any gift valued in excess of $100.00, from any third party that does business with MacKay, its affiliates or its clients; and

        c) Wherever possible, every MacKay employees should seek permission from his/her Division Head before giving or accepting any entertainment valued at more than $100.00 (excluding meals), from any third party that does or seeks to do business with MacKay, its affiliates or its clients.

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3 It is important to note that MacKay's G&E Policy distinguishes between "gifts"
and "entertainment". As a general summary, gifts are items (or services) of value that a third-party provides to an employee (or an employee provides to a third-party) where there is no business communication involved in the actual enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver of the item of value participates with the recipient, in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote the business relationships of the firm.

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2.      Investment Personnel of Mutual Funds and Registered Representatives

        a) MacKay employees who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for registered mutual funds are deemed "Investment Personnel" under applicable securities laws (i.e., analysts and portfolio managers). As such, Investment Personnel are limited to accepting de minimis gifts from those third parties with which they do business. As a general rule, gifts valued at more than $50.00 would not be considered to be de minimis; and

        b) MacKay employees who are registered representatives (e.g., Series 6 or 7) of an associated broker-dealer (i.e., NYLIFE Securities. Inc. or NYLIFE Distributors, Inc.) are prohibited from giving or receiving "anything of value" from any other person when the gratuity is in relation to the registered person's business activities. Excepted from this prohibition are gifts of up to $100.00 per year (in the aggregate) and certain occasional entertainment such as a meal, ticket to a sporting event or theater or a comparable type of entertainment (i.e., golf outing). Accordingly, every MacKay employee who is also a registered representative, must obtain prior written approval from the Compliance Division before giving or receiving any gift from a third party that does business with MacKay, its affiliates or its clients.

f) Employees are to disclose to the General Counsel or CCO all personal securities holdings immediately upon commencement of employment, and in no case later than ten (10) days beyond the employee's start date. (See Exhibit B of the Personal Investment Policy attached for a copy of the "Employee Initial Securities Holdings Report and Certification" form).

g) On an annual basis, employees must disclose to the General Counsel or CCO all personal securities holdings (i.e., all securities that are beneficially owned by an employee as of year-end). The required disclosure should be made immediately after each calendar year and in no case later than January 30th of any year. (See Exhibit C of the Personal Investment Policy attached for a copy of the "Employee Annual Securities Holdings Report and Certification" form).

h) All reports furnished pursuant to this policy will be maintained on a confidential basis and will be reasonably secured to prevent unauthorized access to such files.

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II.      The Code of Ethics and Standards of Professional Conduct - For
         Financial Analysts

         The Code of Ethics and Standards of Professional Conduct applicable to financial analysts is set forth as Exhibit D. MacKay requires that each of its financial analysts comply with the provisions of that code and standards.


III.     Mutual Fund Code of Ethics and Supplement Thereto

         As discussed above, each employee is under a duty to exercise his or her authority and responsibility for the primary benefit of the Company. Employees must abstain from participation (or any other involvement) in "insider trading" in contravention of applicable laws or regulations. All personal securities transactions must be conducted consistent with the Code (which includes MacKay's Personal Investment Policy) and in such a manner as to avoid any actual, potential or apparent conflict of interest or any abuse of an individual's position of trust and responsibility. Although MacKay limits employee compliance in this area to its Code (and not the code of ethics of each registered investment company for which it sub-advises), as an investment adviser to registered investment companies, the Company and certain of its employees (i.e., Portfolio Managers, Analysts, Traders etc.) may owe a specific duty of care to each fund depending upon an employee's status as an "Access Persons" of that mutual fund.4 MacKay's legal/compliance group has reviewed the requirements of Rule 17j-1 of the Investment Company Act of 1940 and has determined that an employee's compliance with the firm's Code will satisfy not only that Rules requirements, but the substantive requirements of every registered investment company's code of ethics that MacKay sub-advises.

IV.      Acknowledgment

         Each employee must certify annually, in substantially the form of Exhibit F, that he or she has read and understood, and that they are subject to and have compiled with, the Code(s).

V.       Sanctions

         While compliance with the provisions of the Code(s) is anticipated, employees should be aware that in response to any violations, the Company shall take whatever action is deemed necessary under the circumstances including, but with out limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, disgorging profits or, in more serious cases, employee suspension or termination.

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4 For MacKay's purposes, an Access Person is any employee who, in connection with his or her regular duties, makes, participates in, or obtains information regarding, the purchases or sale of securities by a fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. An access person would also include any employee who has the power to exercise a controlling influence over the management or policies of the Company.

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VI.      Review by General Counsel or CCO

         The General Counsel or CCO will undertake a quarterly review with respect to the Code to verify that the Code is being followed. The results of this review will be set forth in a quarterly report. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits.


VII.     Responsibilities of the Compliance Committee

         The Compliance Committee will review quarterly the summary report of the General Counsel or CCO and shall take appropriate action.

                                    EXHIBIT A

                               MACKAY SHIELDS LLC



                                               NAME:____________________________

                                               TITLE:___________________________


                     QUESTIONNAIRE ON CONFLICT OF INTERESTS


1. Please list any officership, directorship, trusteeship or material employment that you (or any dependent relative) hold in any corporations, associations, partnerships or companies or in any affiliates of MacKay Shields LLC (the "Limited Liability Company"). If you do not have any, please insert "NONE" below.


2. (a) Please list any substantial financial interest (such as 1% or more of the outstanding stock or other equity or ownership interests) you (or any dependent relative) may have in any business unit which you know is a supplier of or soliciting orders for sales or services to the Company or its affiliates. If you do not have any, please insert NONE below.


        (b) Please list any substantial financial interest (such as 1% or more of the outstanding stock or other equity or ownership interests) you (or any dependent relative) may have in any business unit which you know is doing business with the Company or its affiliates, other than suppliers referred to above. If you do not have any, please insert NONE below.


3. Please list any substantial financial interest (such as 1% or more of the outstanding stock or other equity or ownership interests) you (or any dependent relative) may have in any business unit. If you do not have any, please insert NONE below.

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


4. Please list the names (not amount of the holdings) of any corporations or business units in which you (or any dependent relative) have a substantial financial interest (such as 1% or more of the outstanding stock or other equity or ownership interests) and in which, to your knowledge, the Company or its affiliates or clients has an investment. If you do not have any, please insert NONE below.



5. Please list the names of any corporations or business units in the following categories in which you (or any dependent relative) may have any interest or financial holding. (The amount of holding or the number of shares of stock need not be listed.) If you do not have any, please insert NONE below.



        (a) Any investment advisor, investment banking firm, brokerage firm or other business unit other than affiliates. (Do not include brokerage or similar accounts or investments in mutual funds.)

        (b) Any Company or business unit in which to your knowledge the Company or a client or an affiliate has an investment.


        (c) Any company, other than affiliates, whose principal business is the issuance and sale of life insurance, annuities or accident and health insurance policies, or the provision of financial or health services or products (including any life insurance or health insurance agency, brokerage or insurance consultant firm). Do not include interests in policies, annuities or health insurance contracts.

        (d) Any mortgage loan correspondent of any affiliate or any other concern engaged primarily in the business of buying, selling or servicing real estate mortgages. Do not include mortgages upon property owned by you, or personal investments in real estate investment trusts.)

6. Please list (i) the names of any business firms in which you (or any dependent relative) have an interest or financial holding and which have property which to your knowledge is subject, in whole or in part, to a real estate mortgage held by the Company, its affiliates or the Company's employees, officers or members of its board of directors and
        (ii) any of your (or your dependent relative's) financial liabilities, including with respect to real estate to the Company, its affiliates or the Company's employees, officers or members of its board of directors. If you do not have any, please insert NONE below.

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7.       Please list or summarize any financial interest you (or any dependent relative), have which, in your opinion, affects or might appear to affect adversely the discharge of your duties and responsibilities to the Company. If you do not have any, please insert NONE below.




         If a material change occurs in any matters reported in this Questionnaire or new circumstances are discovered evidencing any conflict of interests or other deviations from the Company's Code of Ethics, the undersigned hereby undertakes promptly to file with the General Counsel an appropriate amendment or supplement to this Questionnaire until it is superseded by the next completed Annual Questionnaire.






         Date:__________________,            ___________________________________
                                                         (Signature)

                                             ___________________________________
                                                            (Name)

                                             ___________________________________
                                                           (Title)

If any of the spaces allocated above are insufficient, please attach a complete list following this signature page.


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                                   Exhibit- B

          EMPLOYEE Initial SECURITIES HOLDINGS report AND CERTIFICATION


Statement to MacKay Shields LLC   By____________________________
 (Please print your full name)

Today's Date: ___________

As of the date appearing above, the following are each and every security and account in which I have a direct or indirect "Beneficial Ownership" Interest (not including bank certificates of deposit, open-end mutual fund shares Treasury obligations and Unit Investment Trusts that hold securities in proportion to a broad base index). For purposes of this report, the term Beneficial Ownership shall mean, ownership of securities or securities accounts by or for the benefit of a person, or such person's "family member", including any account in which the employee, or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term "family member" means any person's spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a "significant other."


                    Amount (No. of      Nature of Interest       Broker, Dealer (or
Name of Security    Shares or           (Direct Ownership,       Bank acting as
Type of Security    Principal Amount)   Spouse, Control, Etc.)   Broker) Involved
----------------    -----------------   ----------------------   ----------------



                                      .

I Certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.


Employee Signature: ______________________________


  Received By: ______________   Reviewed By: _______________  Comments:

  Title:_____________________   Title:______________________

  Date: ___________________     Date:______________________

                                   Exhibit- C

          EMPLOYEE ANNUAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Statement to MacKay Shields LLC  By_________________________________
  (Please print your full name)
For the Calendar year ended __________________


         I certify that the following are all Personal Securities holdings (not including bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., TBills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) beneficially held by me as of the year end appearing above.* By "Personal Securities" I mean any securities over which I have influence or control and also any securities (i) in which I, my spouse, or members of our family (including my parents, minor children and any relative of mine who is sharing my home) have beneficial ownership or (ii) from which I or they derive in any manner benefits substantially equivalent to those of ownership.

               Amount (No. of                                                     Nature of Interest        Broker, Dealer (or
Name of           Shares or         Trade    Nature of Transaction,               (Direct Ownership,          Bank acting as
Security      Principal Amount)     Date     (Purchase, Sale, Etc.)    Price    Spouse, Control, Etc.)       Broker) Involved
--------      -----------------     ----     ----------------------    -----    ----------------------       ----------------




Signature:__________________________                 Date:______________________


Received By:_____________   Reviewed By:______________    Comments:

                Title:_________________      Title:_________________

                 Date:_________________      Date:__________________


*Note: In lieu of an employee listing on this form each security held as of year-end, he/she may attach as an exhibit to this document, and annual statement(s) from every brokerage firm with which an employee has a beneficial security interest. Notwithstanding this accommodation, it is the employee's sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses all relevant securities holdings.

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                                    EXHIBIT D

                               AIMR CODE OF ETHICS

                                    EXHIBIT E


                        MacKay Shields LLC Code of Ethics

          Annual Certification of Compliance with the Code(s) of Ethics


I hereby certify that I have received a copy of MacKay Shields Code of Ethics (the "Code") and have read the Code and understand its requirements. I further certify that I am subject to the Code and have complied with its all the requirements set forth there in.

                                                 ___________________________
                                                 Name:
                                                 Position:

         _______________________
         Date

                                     Page 2
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                                    EXHIBIT F

                               MacKay Shields LLC
                           Personal Investment Policy


        I.      In General

                MacKay Shields LLC ("MacKay") owes an undivided loyalty to its clients. MacKay also recognizes the need to permit its employee's reasonable freedom with respect to their personal investment activities. It is important to accommodate in an appropriate way which (a) acknowledges the possibility of conflict between these duties and (b) sets forth standards to assure that the primary duty of loyalty to its clients is fulfilled.

                This policy ("Policy") supersedes and replaces in full any earlier policies on the subjects regulated.

                The Policy has been implemented by MacKay although securities purchased or sold for clients ordinarily trade in a sufficiently broad market to permit transactions for clients or personal accounts to be completed without any appreciable impact on the market for such securities.

                Any questions which arise relating to the Policy should be referred to the General Counsel or Chief Compliance Officer ("CCO"). If necessary, any final determination may be made by the Chairman or President in consultation with the General Counsel or CCO. This Policy is applicable to all employees and directors5

        II.     Record Keeping and Reporting Requirements


1.      Personal Record Keeping

        Each employee of MacKay is to maintain records adequate to establish that the individual's personal investment decisions did not involve a conflict with the requirements of the Policy. If there is any question as to whether a proposed transaction might involve a possible violation of the Policy, the transaction should be discussed in advance with the General Counsel or CCO.

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5 Because they are subject to compliance policies of affiliates and not involved in the detailed day to day management of MacKay, members of the board of directors of MacKay who are not employees of MacKay are required hereunder solely to complete and file the reports required in accordance with Part II 3a
(1).

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2.      Pre-Clearance Reporting Requirement

        Each employee shall file with the General Counsel or CCO (via electronic means), a request ("Request") in substantially the form of Exhibit A before completing any transaction in securities ("Personal Securities") in any account over which the employee exercises beneficial ownership6; provided, however, that a Request need not be filed with respect to any transaction (a) effected in any account which is managed on a discretionary basis by a person other than such employee and with respect to which such employee does not in fact influence or control such transactions or (b) in securities listed in Part III 1 (1-4) which do not require prior approval. All Personal Securities transactions are, of course, subject to all other MacKay compliance policies relating to personal trading.7

3.      Other Reporting Requirements

a)      Statutory

        MacKay is required under the Investment Advisers Act of 1940 and Investment Company Act of 1940 to keep records of transactions in securities in which its directors and employees have direct or indirect beneficial ownership. The following reporting requirements have been adopted to enable MacKay to satisfy these requirements:

        1. At the time of hiring, but in no case later than ten (10) days from the date of commencement of employment with the firm, every new employee shall submit to the General Counsel or CCO, a report in substantially the form of Exhibit B ("Employee Initial Securities Holdings Report and Certification"), disclosing every security and account in which that employee has a direct or indirect beneficial ownership interests;

        2. At the end of each calendar year, but in no case later than January 30th of the following year, every employee shall submit to the General Counsel or CCO, a report in substantially the form of Exhibit C ("Employee Annual Securities Holdings Report and Certification"), disclosing all personal securities holdings beneficially owned by an employee as of year-end;

        3. Each director and employee shall file with the General Counsel or CCO, a report in substantially the form of Exhibit D ("Quarterly Report"), within 10 days following the end of each calendar quarter in which a transaction occurs in Personal Securities, other than those listed in Part III (1-4). The Quarterly Report must be filed for transactions in any security in which a director or an employee has, or by reason of such transaction acquires or disposes of, any beneficial ownership. Each director and employee must sign and print the date of submission on their Quarterly Report; and

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6 "Beneficial Ownership" means ownership of securities or securities accounts by or for the benefit of a person, or such person's "family member", including any account in which the employee, or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term "family member" means any person's spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a "significant other."

7 See MacKay compliance policies entitled "Restricted List", "Partnership Investments", "Code of Ethics", and "Inside Information"

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

        4. Each employee of MacKay must annually execute an acknowledgment with respect to the Policy in substantially the form of Exhibit E.

b)      Additional Quarterly Reporting

        Each employee shall file with the General Counsel or CCO, as part of the Quarterly Report, the names and affiliations of family members8 who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of MacKay's personnel in the discharge of their duties.

c)      Duplicate Monthly Statements and Confirmations

        Each employee shall arrange for prompt filing by the broker, dealer and, if possible, bank (only applies to bank accounts used substantially as brokerage accounts) with the General Counsel or CCO of duplicate monthly account statements and confirmations of all personal securities trades. The duplicates shall be mailed to MacKay Shields LLC, 9 West 57th Street, 34th Floor, New York, New York 10019,
        Attention: Compliance Department.

d)      Accounts List

        Each employee shall be required to complete a list in substantially the form of Exhibit F setting forth each brokerage account (and each bank account which is used substantially as a brokerage account) name, number, and the name of each firm through which transactions are directed with respect to all accounts in which the individual may have beneficial ownership. Each individual shall keep this list current by listings in the Quarterly Report.

III.    Statement of Restrictions

1.      Pre-Clearance

        To help prevent front running and insider trading abuses, particularly with respect to thinly traded securities, no employee of MacKay may purchase or sell, directly or indirectly, Personal Securities (except pursuant to the next paragraph) without prior approval of the General Counsel or CCO. The final determination shall be noted by the General Counsel or CCO on the Request and dated and communicated to the employee who submitted the request. The authorization provided by the General Counsel or CCO is effective, unless revoked, only for the calendar day that the request was submitted and ultimately approved. If the Personal Securities transaction is not executed on that same day, a new authorization must be obtained.

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8 For purposes of this Policy, family members include the individual's spouse, minor children, parents or any relative of the individual or the individual's spouse who is sharing the individual's home.

         Subject to the other restrictions set forth in this Part III and other applicable MacKay's compliance policies relating to personal trading, transactions in the following instruments only shall not require prior approval of the General Counsel or CCO:

         1.      Bank Certificates of Deposit

         2.      Registered Open-End Mutual Fund Shares

         3.      Treasury Obligations

         4. Unit Investment Trusts that hold securities in proportion to a broad based market index

2.       Front Running

         No employee of MacKay may effect any transaction in Personal Securities which MacKay is purchasing or selling for any client or proposes to purchase or sell for any client if such transaction would in any way conflict with, or be detrimental to, the interest of the client. Each employee should consult the other restrictions set forth in this Part III and the MacKay policies entitled "Restricted List and Daily Open Trades Lists", "Partnership Investments", "Code of Ethics" and "Inside Information" before making any trades in Personal Securities.

         In order to implement the preceding paragraph and to minimize the possibility of conflicts of interest, the following rules are hereby made applicable to all transactions by employees in Personal
         Securities:

                1. No Personal Securities may be purchased or sold if (i) there is a pending buy or sell order for clients of MacKay9 or (ii) any purchase or sale of such securities have been made for MacKay client accounts in the prior seven calendar days or can reasonably be anticipated for MacKay client accounts in the next seven calendar days.

                        The CCO or the General Counsel may make an exception to this rule in the event that the contemplated transaction involves (i) 500 shares or less in the aggregate and the issuer has market capitalization (outstanding shares multiplied by the current market price per share) greater than $5 billion; or (ii) less than .0001% of the issuer's market capitalization, with a maximum of 500 shares that may be trade within any seven-day period.

                2. No Personal Securities may be purchased or sold if such purchase or sale is effected with a view to making a profit from a change in the price of such security resulting from anticipated transactions by or for MacKay's clients.

                        A designated individual from the MacKay Shields Compliance Department will consult with portfolio managers and traders in the fixed income, equity and convertible divisions to ensure compliance with these limitations.

--------
9 Notwithstanding this general prohibition, MacKay will not be deemed to have a pending buy or sell order in a security if (i) the percentage difference in price between the then current market price and order price is 20% or greater, and (2) the issuer of the security has a market capitalization of at least $5 Billion. For purposes of this policy, a "pending buy or sell order" shall include both an order placed with a broker to buy or sell a security at a specified price or better OR an internal decision by MacKay to buy or sell a security at a specified price or better.

3.       Use of Brokerage for Personal or Family Benefit

         No employee may, for direct or indirect personal or family members benefit, execute a trade with a broker by using the influence (implied or stated) of MacKay or any director's or employee's influence (implied or stated) with MacKay.

4.       No Personal Trades Through MacKay's Traders

         No Personal Securities trades may be effected through MacKay's traders. Employees must effect such trades through their personal broker-dealers.

5.       Initial Public Offerings

         No initial public offering of securities may be purchased for any account in which an employee has beneficial ownership, except with the express written prior approval by the General Counsel or CCO.

6.       Private Placements

         No private placement securities may be purchased for any account in which an employee has beneficial ownership, except with the express written prior approval by the General Counsel or CCO. All employees who have obtained prior approval and made an investment in a private placement must disclose that investment if that employee plays a part in any subsequent consideration of an investment in the issuer by client accounts. Under such circumstances, MacKay's decision to purchase securities of the private placement issuer will be subject to an independent review by investment personnel with no investment in the issuer.

7.       Restricted and Watch Lists

         No employee may make a personal trade in securities of an issuer listed on the Restricted List. Please refer to the MacKay policies entitled, "Restricted List," for specific guidelines on when issuers of securities are to be placed on the Restricted List. Securities on the Watch List will be dealt with on a case by case basis. A designated individual from the MacKay Compliance Department will compare issuers listed on the Restricted and Watch Lists to ensure compliance with this limitation.




8.       Inside Information

         Employees may not trade on inside information (i.e., material and non-public information) or communicate such information to others. However, inside information matters must be raised immediately with the General Counsel or CCO. Please refer to the MacKay policy entitled, "Inside Information," for specific guidelines governing inside information.

9.       Maximum Trades Per Quarter

         Employees will be allowed to execute a maximum of fifty trades per calendar quarter; however, exceptions may be approved by the General Counsel or CCO on a case-by-case basis.

10.      Sixty Day Holding Period

         No employee may profit from the purchase and sale or sale and purchase of the same (or equivalent) security within sixty calendar days. Exceptions may be made for emergency trades if approved by the General Counsel or CCO.

IV.      Sanctions

         Upon discovering a violation of the Policy, MacKay may impose sanctions as it deems appropriate, including, among other sanctions, reversal of any trade, reallocation of trades to client accounts or suspension or termination of the employment of the violator.


V.       Review by General Counsel or CCO

         The General Counsel or CCO will review Personal Securities to verify that the Policy is being followed. The results of this review will be set forth in a quarterly summary report. The report shall specify any related concerns and recommendations and be accompanied by appropriate exhibits.


VI.      Responsibilities of the Compliance Committee

         The Compliance Committee will review quarterly the summary report of the General Counsel or CCO and shall take appropriate action.

                                   EXHIBIT A.

                              Personal Trading Form


             (ONLY AVAILABLE VIA HARD COPY -- SYSTEM GENERATED FORM)

                                   EXHIBIT A-1

                               MACKAY SHIELDS LLC
            REQUEST FOR PRE-CLEARANCE OF PERSONAL SECURITIES TRADING

NAME:___________________________________________________________________________

General Counsel/Senior Compliance Officer:

Initials:_________________________________


APPROVED      [ ]    _________________________________________

DISAPPROVED   [ ]    _________________________________________


o   Trades must be made on the same day that approval is received.
o On small cap or illiquid securities where extra time is needed, advance approval by the General Counsel or Senior Compliance Officer is required.

                                   # OF SHRS,                                                  DIRECT OWNERSHIP (D)
                                PRINCIPAL AMOUNT,                   SYMBOL OR   PURCHASE (P)        SPOUSE (S)
  DATE      NAME OF SECURITY          ETC.          APPROX PRICE     CUSIP #       SALE (S)        CONTROL (C)
  ----      ----------------          ----          ------------     -------       --------        -----------




The person indicated above has stated and represents that:

(a) he/she has no insider information relating to the above referenced issuer(s);

(b) there is no conflict of interest in these transactions with respect to client portfolios (IF A CONFLICT OF INTEREST EXIST, PLEASE CONTACT COMPLIANCE DEPARTMENT IMMEDIATELY.); and

(c)     these securities are not initial public offerings or private placements.

                                   Exhibit- B

          EMPLOYEE Initial SECURITIES HOLDINGS report AND CERTIFICATION


Statement to MacKay Shields LLC   By____________________________________________
   (Please print your full name)

Today's Date: __________________

As of the date appearing above, the following are each and every security and account in which I have a direct or indirect "Beneficial Ownership" Interest (not including bank certificates of deposit, open-end mutual fund shares Treasury obligations and Unit Investment Trusts that hold securities in proportion to a broad base index). For purposes of this report, the term Beneficial Ownership shall mean, ownership of securities or securities accounts by or for the benefit of a person, or such person's "family member", including any account in which the employee, or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term "family member" means any person's spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a "significant other."



                    Amount (No. of      Nature of Interest       Broker, Dealer (or
Name of Security    Shares or           (Direct Ownership,       Bank acting as
Type of Security    Principal Amount)   Spouse, Control, Etc.)   Broker) Involved
----------------    -----------------   ----------------------   ----------------




I Certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.


Employee Signature: ______________________________


    Received By: _____________________          Reviewed By: ___________________
    Comments:

    Title:____________________________          Title:__________________________

    Date: ___________________                   Date:______________________

                                   Exhibit- C

          EMPLOYEE ANNUAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Statement to MacKay Shields LLC  By_____________________________________________
(Please print your full name)
For the Calendar year ended  __________________


         I certify that the following are all Personal Securities holdings (not including bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., TBills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) beneficially held by me as of the year end appearing above.* By "Personal Securities" I mean any securities over which I have influence or control and also any securities (i) in which I, my spouse, or members of our family (including my parents, minor children and any relative of mine who is sharing my home) have beneficial ownership or (ii) from which I or they derive in any manner benefits substantially equivalent to those of ownership.


               Amount (No. of                                                     Nature of Interest        Broker, Dealer (or
Name of           Shares or         Trade    Nature of Transaction,               (Direct Ownership,          Bank acting as
Security      Principal Amount)     Date     (Purchase, Sale, Etc.)    Price    Spouse, Control, Etc.)       Broker) Involved
--------      -----------------     ----     ----------------------    -----    ----------------------       ----------------




Signature:_______________________________         Date:_________________________


Received By:_______________________     Reviewed By:____________________________
Comments:

         Title:___________________               Title:_____________________

         Date:__________________                 Date:______________________


*Note: In lieu of an employee listing on this form each security held as of year-end, he/she may attach as an exhibit to this document, and annual statement(s) from every brokerage firm with which an employee has a beneficial security interest. Notwithstanding this accommodation, it is the employee's sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses all relevant securities holdings.

                                    Exhibit-D
                                QUARTERLY REPORT

Statement to MacKay Shields LLC   By____________________________________________
  (Please print your full name)
For the Calendar quarter ended    3/31/00
                               -------------

         The following are all transactions in Personal Securities (not including bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., TBills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) effected during the quarter. By "Personal Securities" I mean any securities over which I have influence or control and also any securities (i) in which I, my spouse, or members of our family (including my parents, minor children and any relative of mine who is sharing my home) have beneficial ownership or (ii) from which I or they derive in any manner benefits substantially equivalent to those of ownership.

               Amount (No. of                                                     Nature of Interest        Broker, Dealer (or
Name of           Shares or         Trade    Nature of Transaction,               (Direct Ownership,          Bank acting as
Security      Principal Amount)     Date     (Purchase, Sale, Etc.)    Price    Spouse, Control, Etc.)       Broker) Involved
--------      -----------------     ----     ----------------------    -----    ----------------------       ----------------




         Since the prior Quarterly Report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

                                         Firms Through Which                Date Account
  Account Name and Number            Transactions Are Effected           Opened or Closed
  -----------------------            -------------------------           ----------------




         In connection with any purchases or sales of securities for clients during the quarter, I disclosed to MacKay Shields LLC any material interests in my Personal Securities which might reasonably have been expected to involve a conflict with the interests of clients. Also, I have disclosed all my Personal Securities holdings to MacKay Shields LLC.


         The names and affiliations of family members (see above) who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of MacKay Shields' personnel in the discharge of their duties are as follows:

                                    Names                Affiliations
                                    -----                ------------



                                    Date: ______________________________________

                                    Signature:__________________________________

                                    EXHIBIT E



                                 ACKNOWLEDGMENT



TO:               MACKAY SHIELDS LLC


                  The undersigned hereby:

(i) states that the undersigned has examined a copy of the policy entitled "Personal Investment Policy" (the "Policy") and understands the requirements contained therein;

(ii) states that the undersigned has complied with and will comply with the Policy; and

(iii) authorizes the Corporation to furnish the information contained in any report of securities transactions filed by the individual to such federal and state agencies and to the Trustees/Directors of the MainStay Funds as may be required by law or applicable rules and regulations, on the understanding that, except for such requirements, the information contained in such reports shall be treated as confidential and disclosed to no one outside of the Corporation without the consent of the individual submitting the report.





                         _____________________________________________
                                          (Signature)


                         _____________________________________________
                                          (Print Name)


                         _____________________________________________
                                             (Date)

                                    EXHIBIT F


                      LIST OF PERSONAL SECURITIES ACCOUNTS


MacKay Shields LLC
9 West 57th Street
New York, NY  10019

         Attn:   General Counsel

Ladies and Gentlemen:

         The following are all Personal Securities Accounts in which I have a beneficial ownership interest:

    Account Name and Number (including
   brokerage accounts and bank accounts
     which are used substantially as                     Firms Through Which
          brokerage accounts)                         Transactions Are Effected
          -------------------                         -------------------------










         By "Personal Securities accounts" I mean any accounts over which I have influence or control and also any accounts (i) in which I, my spouse or members of my family (including minor children, my parents and any relative of mine or my spouse who is sharing my home) have beneficial ownership or (ii) from which I or they derive in any manner benefits substantially equivalent to those of beneficial ownership.


                                   _________________________________________
                                                  (Signature)

                                   _________________________________________
                                                 (Print Name)
Date:____________________________

                               Inside Information


SECTION  I.       General Policy

         MacKay Shields LLC ("MacKay") forbids any employee from (i) trading, either for any MacKay client account or in Personal Securities (as defined in the MacKay compliance policy entitled "Personal Investment Policy"), on material and nonpublic information or (ii) communicating material and nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." This MacKay policy applies to every employee and extends to activities within and outside their duties at MacKay. Every employee must read and retain this policy. Any questions regarding this policy should be referred to the General Counsel or the Chief Compliance Officer.

         The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material and nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material and nonpublic information to others.

         While the law concerning insider trading is not static, it is generally understood that the law prohibits:

        a. trading by an insider, while in possession of material and nonpublic information, or

        b. trading by a non-insider, while in possession of material and nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

        c.      communicating material and nonpublic information to others.

         The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy, you have any questions you should consult with the General Counsel or the Chief Compliance Officer.

1.       Who is an Insider?

         The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, investment advisers (including MacKay) and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.       What is Material Information?

         Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

         Material information does not have to relate to a company's business. For example, in the 1987 Carpenter v. U.S. case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.       What is Nonpublic Information?

         Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.       Penalties for Insider Trading

         Penalties for trading on or communicating material and nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

        a.      civil injunctions

        b.      treble damages

        c.      disgorgement of profits

        d.      jail sentences

        e. fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

        f.      fines for the employer or other controlling person.

         In addition, you should note that bounties may now be paid to persons who provide information leading to penalties being imposed.

SECTION II.       Procedures

         The following procedures have been established to aid employees of MS in avoiding insider trading, and to aid MS in preventing, detecting and imposing sanctions against insider trading.

         If you have any questions about these procedures you should consult the General Counsel or the Chief Compliance Officer.

         Upon discovering a violation of this policy, MS may impose sanctions as it deems appropriate, including, among other sanctions, reversal of any trade, reallocation of trades to client accounts or suspension or termination of the employment of the violator.

1.       Identifying Inside Information

         Before trading, for others or yourself, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

        a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

        b. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

         If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

        a. Report the matter immediately to the General Counsel or the Chief Compliance Officer.

        b. Do not purchase or sell the securities on behalf of yourself or others.

        c. Do not communicate the information inside or outside MS, other than to your Division Head and the General Counsel or the Chief Compliance Officer.

        d. After the General Counsel or the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.       Restricting Access to Material and Nonpublic Information

         As indicated above, information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within MS, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material and nonpublic information should be sealed; access to computer files containing material and nonpublic information should be restricted.

3.       Resolving Issues concerning Insider Trading

         If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed, as indicated above, with the General Counsel or the Chief Compliance Officer before trading or communicating the information to anyone.

4.       Acknowledgment

         Each employee must annually in writing execute an acknowledgement with respect to this policy in substantially the form of Exhibit A-2.


5.       Other Responsibilities

        a. The General Counsel or the Chief Compliance Officer shall place the names of appropriate issuers on the MacKay Restricted List maintained in accordance with the MacKay compliance policy entitled "Restricted List."

        b. The General Counsel shall on a semi-annual basis review compliance with this policy and prepare a report specifying any related concerns and recommendations (with appropriate exhibits).

        c. When appropriate, the General Counsel or the Chief Compliance Officer shall coordinate with MacKay affiliates with respect to this policy.

        d. The General Counsel or the Chief Compliance Officer shall assure that each employee of MacKay is familiar with this policy and that new employees receive a copy of this policy and are given the opportunity to discuss its provisions with the General Counsel upon joining MacKay.

        e. The General Counsel or the Chief Compliance Officer shall undertake appropriate educational efforts to acquaint all employees with this policy.

6.       Responsibilities of Compliance Committee

         The MS Compliance Committee ("CC") will review on a semi-annual basis the summary report of the General Counsel and shall take any appropriate action.

                                   EXHIBIT A-2


                MACKAY SHIELDS LLC POLICY ON INSIDE INFORMATION


                        ACKNOWLEDGMENT AND REPRESENTATION


The undersigned hereby:

(i) states that I have examined and understand MacKay's policy entitled "Inside Information" (the "Policy"); and

(ii) states that the undersigned has and will continue to comply with the Policy and its requirements.




                                   _________________________________________
                                                  (Signature)

                                   _________________________________________
                                                 (Print Name)

                                   _________________________________________
                                                    (Date)

Restricted List Policy


I.       In General

         MacKay Shields ("MacKay") has determined to maintain a Restricted List under the supervision of the General Counsel and the Chief Compliance Officer.

         The Restricted List shall, as appropriate, list the names of issuers
(i) as to which MacKay may have material inside information, (ii) with which MacKay may have significant affiliations through directorships or otherwise (as the General Counsel or the Chief Compliance Officer determines appropriate) and
(iii) as the General Counsel or Chief Compliance Officer may determine to list. The General Counsel or the Chief Compliance Officer shall remove names of issuers from the Restricted List as he determines appropriate. The General Counsel or the Chief Compliance Officer will deliver the Restricted List to all employees of MS at the times he determines appropriate.

         No employee shall disclose, except as the General Counsel or the Chief Compliance Officer shall approve, the securities or issuers listed in the Restricted List to any person who is not an employee of MacKay .

         The General Counsel or the Chief Compliance Officer is to maintain a file including each Restricted List.

II.      Basic Policy

         No employee of MacKay may trade in "Personal Securities" (as defined in the policy entitled "Personal Investments Policy") if the issuer of the securities is currently listed in the Restricted List, except as otherwise permitted as stated in the Restricted List.

         No portfolio manager or trader may trade for the benefit of any MacKay client in any securities of an issuer currently listed in the Restricted List, except as otherwise permitted as stated in the Restricted List.

         Employees of MacKay are to review the Restricted List policy and all other MacKay compliance policies relating to personal trading* before completing any trade in "Personal Securities."

-------------------
*See MacKay compliance policies entitled "Personal Investment Policy," "Code of Ethics" and "Inside Information."

III.     Review

         The General Counsel or the Chief Compliance Officer will conduct a semi-annual review of the Restricted List and of trades for MacKay clients and of "Personal Securities" trades to verify that this policy is effective. The results of this review will be set forth in a semi-annual summary report. The report shall specify any related concerns and recommendations and be accompanied by any appropriate exhibits.


IV.      Responsibilities of Compliance Committee

         The MacKay Compliance Committee will review semi-annually the summary report and shall take any appropriate related action.